Jury Finds Qualcomm Guilty of Infringement of ParkerVision Patents

Second Phase of Trial Addressing Damages and Willfulness Set to Begin

Jacksonville, Fla., October 17, 2013 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision” and “the Company”), a developer and marketer of semiconductor technology solutions for wireless applications, today announced that a jury in the U.S. District Court for the Middle District of Florida found Qualcomm Incorporated guilty of direct and indirect infringement of ParkerVision patents.  That same jury also found ParkerVision’s patents valid in light of the alleged prior art references identified by Qualcomm during the course of the trial.

The trial, which commenced on October 7, 2013, is being held in two phases.  The first phase, which addressed invalidity and direct and indirect infringement, ended today with the jury finding in ParkerVision’s favor.   The second phase of the trial will commence immediately with the same jury, and will determine the scope of damages awarded and whether Qualcomm is also guilty of willful patent infringement. With a finding of willful patent infringement, a judge has the authority to enhance damages awarded by the jury by up to three times.

ParkerVision Chief Executive Officer, Jeffrey Parker, commented, “We are extremely pleased with the jury’s verdict in this case and we look forward to presenting our damages and willfulness arguments over the coming days.”

About ParkerVision, Inc.
ParkerVision, Inc. designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduce cost and size, greater design simplicity and enhance performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida. For more information, please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information, including information regarding the proposed offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012 and the Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACTS:

MEDIA	INVESTORS
Androvett Legal Media	The Piacente Group, Inc.
Robert Tharp	MaryBeth Csaby
214-559-4630, Robert@androvett.com	212-481-2050, parkervision@tpg-ir.com